                  ASSET PURCHASE AGREEMENTASSET PURCHASE AGREEMENT

    This Asset Purchase Agreement (the "Agreement") is made and entered into as of December 11, 1996, by and among Suiza Foods Corporation, a Delaware corporation ("Suiza Foods"), Model Dairy, Inc., a Delaware corporation and a wholly owned subsidiary of Suiza Foods (the "Buyer"), Model Dairy, Inc., a Nevada corporation (the "Company"), J&T Enterprises, a Nevada general partnership ("J&T"), Bahan & Bahan, a Nevada general partnership ("B&B"), James
N. Bahan, as Special Administrator of The Estate of Thomas E. Bahan (the "Estate"), James N. Bahan, as Trustee of The Thomas E. Bahan Trust dated August 19, 1994 (the "Trust"), and James N. Bahan, individually ("Bahan"). The Estate, the Trust and Bahan are referred to collectively as the "Stockholders." The Company, J&T, B&B and the Stockholders are referred to collectively as the "Sellers."

    WHEREAS, the Sellers desire to sell substantially all of the assets used in the Company's business to Buyer, and Buyer desires to purchase such assets from the Sellers, on the terms and subject to the conditions set forth in this Agreement;

    WHEREAS, the Stockholders will receive substantial direct and indirect benefits from the transactions contemplated by this Agreement, and Buyer has required that the Stockholders execute this Agreement as a condition to Buyer's execution hereof;

    WHEREAS, the parties desire that Suiza Foods join in and be jointly and severally liable with Buyer with respect to all representations, warranties, covenants and other obligations of Buyer under this Agreement;

    NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

                                  ARTICLE I
                             PURCHASE OF ASSETS

    1.1 PURCHASE OF ASSETS. At the Closing (as defined in Section 1.5), the Sellers agree to sell, transfer, assign and deliver to Buyer the Assets (as defined below), and Buyer agrees to purchase and take the Assets, on the terms and subject to the conditions set forth in this Agreement. Subject to the provisions of Section l.2, the "Assets" mean all tangible and intangible assets owned by the Company or owned by one of the other Sellers and used in the business of the Company, including without limitation, all cash and cash equivalents, accounts receivable, inventory, raw materials, equipment, real property, fixtures, furnishings, leasehold rights, leasehold improvements, vehicles, prepaid assets, contract rights, licenses and permits (to the extent such contract rights, licenses and permits are transferable), customer, prospect and marketing lists, sales data, records, computer software and software licenses, proprietary information, intellectual property, trade secrets, trademarks and trade names (including all rights of the Company to the name "Model"), copyrights, goodwill associated with such intellectual property, material and manufacturing specifications, drawings and designs, and including any


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

such assets acquired by the Company, or acquired by any of the other Sellers and used in the business of the Company, after the date hereof and prior to the Closing, but excluding any such assets sold or otherwise disposed of in the ordinary course of business after the date hereof. Without limiting the generality of the foregoing, the "Assets" specifically include:

    (a) all assets described in Schedule 2.4(a), except for such assets used by the Company under leases or licenses disclosed pursuant to Section 2.19; and

    (b) all assets reflected on the Latest Balance Sheet (as defined in Section 2.8) and all assets acquired by the Company after the date thereof, except those sold or otherwise disposed of in the ordinary course of business after the date thereof.

    1.2 EXCLUDED ASSETS. Notwithstanding the provisions of Section l.1, the Assets will exclude the following (the "Excluded Assets"):

    (a)  the specific assets identified in Schedule 1.2;

    (b)  the minute books, corporate seal and stock records of the Company;

    (c) the Seller's rights under this Agreement and the other agreements, certificates and instruments to be executed by the Sellers, Buyer and Suiza Foods in connection with or pursuant to this Agreement; and

    (d) the purchase price payable to the Sellers by Buyer at the Closing and the bank account into which such purchase price is deposited, which, at the Closing, will contain no funds other than those permitted under section 1.6(l).

    1.3 ASSUMED LIABILITIES. It is understood and agreed that Buyer will not assume any direct or indirect debts, obligations or liabilities of any of the Sellers of any nature, whether absolute, accrued, contingent, liquidated or otherwise, and whether due or to become due, asserted or unasserted, known or unknown (collectively, "Liabilities"), except for the following specifically identified liabilities (the "Assumed Liabilities") which the Buyer will assume:

    (a) all trade payables (including without limitation credit balances in accounts receivable) and all accrued but unpaid expenses (including without limitation (i) payroll expenses, (ii) use taxes and employment or payroll taxes,
(iii) workers' compensation expense accruals and (iv) vacation and sick pay accruals) incurred by the Company prior to the Closing in the ordinary course of business and not in breach of this Agreement, but (except as specified in Section 1.3(c)) excluding any expenses arising out of any lawsuit, claim or proceeding against the Company that arises out of personal injury, death or other events occurring prior to the Closing;

    (b) all obligations of the Company to be performed after the Closing under the Material Agreements identified in Schedule 2.19 (except those identified as Excluded Assets in Schedule 1.2) and obligations of the Company to be performed after the Closing under other agreements entered into by the Company in the ordinary course of business that are not included within the definition of Material Agreements set forth in Section 2.19, but excluding, in each case, (i) obligations under any such agreement that result from any breach or default prior to the Closing (or event occurring prior to the Closing that with notice or lapse of time would constitute a breach or default) by the Company under such agreement which is not a Known Breach (as defined in Section 6.1) and (ii) all contracts and arrangements with stockholders of the Company or any affiliate or family member thereof; and

    (c) all liabilities of the Company resulting from workers' compensation claims under the Nevada State Industrial Insurance System ("SIIS Claims") that arise out of events occurring prior to the Closing, including without limitation any such SIIS Claims that have been closed and are reopened.

    1.4 CONSIDERATION. As consideration for the acquisition of the Assets from the Sellers, Buyer will assume the Assumed Liabilities and pay the Sellers an aggregate of $26,200,000 plus the Cash Adjustment referenced below (the "Purchase Price"). The Purchase Price will be payable as follows:

    (a) $2,000,000 of the Purchase Price will be deposited into escrow pursuant to an escrow agreement substantially in the form of Exhibit A (the "Escrow Agreement") as security for the indemnification obligations of the Company under Article VI;

    (b) $20,665,155 of the Purchase Price will be paid to the Company at the Closing by wire transfer of immediately available funds (to one or more accounts specified in writing by the Company to Buyer at least two days prior to the Closing);

    (c) $3,534,845 of the Purchase Price will be paid at the Closing to J&T and/or B&B, in respect of certain real property included within the Assets, by wire transfer of immediately available funds (to one or more accounts specified in writing by the Sellers to Buyer at least two days prior to such date); and

    (d) the Cash Adjustment will be paid by wire transfer of immediately available funds at the Closing or as soon after the Closing as the amount of the Cash Adjustment is determined. For such purposes, the "Cash Adjustment" equals
(i) $355,000; plus (ii) any portion of the Interim Tax Amount (as defined in Section 4.1) not distributed to the Company's stockholders prior to the Closing; minus (iii) any portion of the Seller Expenses (as defined in Section 4.8) paid by the Company prior to the Closing; minus (iv) the Capurro Expenditures (as defined in Section 4.16); minus (v) $91,667, which represents 11/12 of the $100,000 in aggregate bonuses to be paid by the Company with respect to services rendered during the year ended October 31, 1996. The Sellers will calculate the Cash Adjustment and deliver to Buyer a written statement showing such calculation (together with any supporting documentation reasonably requested by Buyer) at the Closing or as soon thereafter as practicable.


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

    1.5 CLOSING. The Closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of the Company's counsel in Reno, Nevada (or such other place as the parties may agree) on either
(i) December 12, 1996 or, if the conditions set forth in Sections 5.1(c) and (d) and 5.2(c) have not been satisfied or waived by such date, on December 16, 1996 or (ii) such other day as the parties may mutually agree to in writing. Notwithstanding the foregoing, the Closing shall not take place unless all of the conditions set forth in Article V have been satisfied or waived on the date of the Closing determined as provided above. The Sellers will notify Buyer in writing within one business day after the consents, approvals, orders and authorizations referred to in Sections 5.1(c) and 5.2(c) required to be obtained by the Sellers have been obtained and, to the Sellers' knowledge, the condition in the last sentence of the same Sections relating to the HSR Act has been satisfied or waived. Likewise, Buyer will notify the Company in writing within one business day after the consents, approvals, orders and authorizations referred to said Sections required to be obtained by Buyer have been obtained and, to Buyer's knowledge, the condition in the last sentence in those Sections has been satisfied or waived and the conditions in Section 5.1(d) have been satisfied or waived.

    1.6  CLOSING DELIVERIES.  At the Closing,

    (a) Buyer will transfer the cash portion of the Purchase Price specified in Section 1.4(b) to the bank accounts specified by the Company and will deposit the remainder of the Purchase Price into escrow pursuant to the Escrow Agreement in accordance with Section 1.4(a);

    (b)  Buyer and the Company will execute and deliver the Escrow Agreement;

    (c) Buyer and Bahan will execute and deliver an Employment Agreement, in the form of Exhibit B (the "Bahan Agreement");

    (d) Buyer and Kelly Kading will execute and deliver an Employment Agreement, in the form of Exhibit C (the "Kading Agreement");

    (e) the Sellers will execute and deliver to Buyer a Bill of Sale conveying the Assets to Buyer, in the form of Exhibit D;

    (f) each Seller that owns real estate included within the Assets will execute and deliver to Buyer one or more grant, bargain and sale deeds conveying such real estate to Buyer, in the form of Exhibit E (the "Deeds");

    (g) the Sellers will execute and deliver to Buyer an Assignment of Lease, in the form of Exhibit F;

    (h) the Company will endorse and deliver to Buyer any certificates of title necessary to effect or record the transfer of any vehicles or other Assets for which ownership is evidenced by a certificate of title;

    (i) the Sellers will deliver to Buyer or otherwise make available the originals or copies of all of the Company's books, records, ledgers, disks, proprietary information and other data and all other written or electronic depositories of information relating to the Assets;

    (j) Buyer will deliver to the Company an Assumption Agreement, in the form of Exhibit G hereto;

    (k) Buyer and the Company will execute and deliver an Assignment and Assumption Agreement relating to certain of the Company's employee benefit plans, in the form of Exhibit H hereto; and

    (l) the Company will pay to Buyer all cash then held in the Company's bank accounts other than the Excluded Assets, the purchase price payable to the Company at the Closing, the amount authorized for distribution to the Company's stockholders pursuant to the last sentence of Section 4.1 (to the extent not previously distributed) and (if necessary) an amount sufficient to cover outstanding checks.

    1.7 FURTHER ASSURANCES. At or after the Closing, and without further consideration, the Sellers, Buyer and Suiza Foods will execute and deliver to each other such further instruments of conveyance and transfer as any party may reasonably request in order more effectively to convey and transfer the Assets to Buyer, to put Buyer in operational control of the business of the Company, or to aid or assist the collecting and reducing to possession of any of the Assets and exercising rights with respect thereto or to further evidence and satisfy creditors and claimants with respect to the assumption of the Assumed Liabilities, provided that no such instruments shall subject any party to any loss, cost, liability, obligation, expense or risk not contemplated by this Agreement.

    1.8 ALLOCATION OF PURCHASE PRICE. Buyer and the Sellers agree that, for all purposes relevant to the calculation of federal or state taxes, the Purchase Price will be allocated among the Sellers and among the Assets in the manner described in Schedule 1.8 on the respective income and other tax returns and statements that each of them may file with any government agency.

                                 ARTICLE II
                REPRESENTATIONS AND WARRANTIES OF THE SELLERS

    The Sellers hereby represent and warrant to Buyer as follows:

    2.1 ORGANIZATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of Nevada and has full corporate power to own its properties and to conduct its business as presently conducted. Each of J&T and B&B is a general partnership duly organized and validly existing under the laws of Nevada and has full partnership power to own its properties and to conduct its business as presently conducted. Each of the Company,

J&T and B&B is duly authorized, qualified or licensed to do business, and the Company is in good standing as a foreign corporation, in each state or other jurisdiction in which its assets are located or in which its business or operations as presently conducted make such qualification necessary.

    2.2 AUTHORITY. The Sellers have all requisite power and authority to execute, deliver and perform under this Agreement and the other agreements, certificates and instruments to be executed by the Sellers in connection with or pursuant to this Agreement (collectively, the "Seller Documents"). The execution, delivery and performance by each Seller of the Seller Documents to which it is a party have been duly authorized by all necessary action, corporate, partnership or otherwise, on the part of such Seller. Bahan is the duly appointed trustee of the Trust and the duly appointed special administrator of the Estate, and in such capacities is authorized to execute the Seller Documents on behalf of the Trust and the Estate (to the extent each has an interest in such Seller Documents). This Agreement has been, and at the Closing the other Seller Documents will be, duly executed and delivered by the Sellers (to the extent each is a party thereto). This Agreement is, and, upon execution and delivery by the Sellers at the Closing, each of the other Seller Documents will be, a legal, valid and binding agreement or other document of the Sellers (to the extent each is a party thereto), enforceable against Sellers in accordance with their respective terms.

    2.3 MINUTE BOOKS. The Sellers have made available to Buyer true, correct and complete copies of the partnership agreements of J&T and B&B and the Company's articles of incorporation, bylaws, minute books, stock certificate books and stock record books, except that (i) the minutes for meetings at which action has been taken with respect to the transaction contemplated by this Agreement may be redacted to show only the portions of such minutes reflecting action taken by the directors or shareholders, as the case may be and (ii) the minute books may not reflect all actions taken by the directors and stockholders unrelated to the transaction contemplated by this Agreement.

    2.4  TITLE TO ASSETS.

         (a) Set forth in Schedule 2.4(a) is a complete list (including the street address, where applicable) of (i) all real property owned by the Company; (ii) all real property owned by a Seller other than the Company and used in the business of the Company; (iii) all real property leased by the Company (from someone other than a Seller); (iv) each vehicle owned, leased or otherwise used in the business of the Company; and (v) each other asset owned or leased by the Company with a book value or fair market value greater than $20,000.

         (b) The Company or one of the other Sellers owns all of the Assets (excluding real estate, goodwill and Intellectual Property as to which no such representation or warranty is made in this paragraph) free and clear of any liabilities, obligations, liens, claims, security interests or encumbrances of any nature (collectively, "Liens"), other than (i) statutory Liens securing current taxes and other obligations that are not yet delinquent; (ii) the Liens described in Schedule 2.4(b) that are designated to survive the

     Closing; and (iii) the Liens described in Schedule 2.4(b) that are designated to be discharged prior to the Closing. The execution and delivery of the Seller Documents by the Sellers at the Closing will convey to and vest in Buyer title to the Assets (other than real estate, goodwill and Intellectual Property), free and clear of any Liens except the Assumed Liabilities and the Liens described in clauses (i) and (ii) of the preceding sentence and will convey to and vest in Buyer all of the Seller's rights in and to the real estate, goodwill and Intellectual Property included in the Assets. The Company owns all of the Assets except for the real property referenced in Section 2.4(a)(ii) above, which is owned by another Seller as specified in Schedule 2.4(a). All interests in the Company, J&T, B&B and the Assets owned by Thomas E. Bahan immediately prior to his death are now owned by the Trust or the Estate.

         (c) Except as set forth in Section 2.21 and except for warranties included in the Deeds or implied by law in the delivery of the Deeds, the Sellers make no representation or warranty as to the ownership or freedom from Liens of any Assets constituting real estate, goodwill or Intellectual Property. Buyer has received commitments for title insurance from Western Title with respect to the real property included within the Assets, and Buyer will look solely to the Deeds and such title insurance with respect to all matters concerning title to such real property.

    2.5 INCLUSIVENESS OF ASSETS. Subject to the provisions of Section 2.4(c), the Assets constitute all assets used by the Company in the conduct of its business, except for assets held under leases or licenses disclosed pursuant to
Section 2.19 and the Excluded Assets.

    2.6 NO VIOLATION. Except as described in Schedule 2.6, neither the execution or delivery of the Seller Documents nor the consummation of the transactions contemplated thereby, including without limitation the sale of the Assets to Buyer, will conflict with or result in the breach of any term or provision of, or violate or constitute a default under, or result in the creation of any Lien on the Assets pursuant to, or relieve any third party of any obligation to any Seller or give any third party the right to terminate or accelerate any obligation under, any charter provision, bylaw, trust agreement or other governing document, Material Agreement, Permit (as defined in Section 2.14), order, law or regulation to which any Seller is a party or by which any Seller or any of their assets is in any way bound or obligated.

    2.7 GOVERNMENT CONSENTS. Except as required in connection with the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and as described in Schedule 2.6, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental or quasi-governmental agency, authority, commission, board or other body (collectively, a "Governmental Body") is required on the part of any Seller in connection with the transfer of any Permits or other Assets to Buyer or any of the other transactions contemplated by this Agreement. Buyer acknowledges its understanding that the operation of the Company's business requires a substantial number of Nontransferable Permits (as defined in Section 2.14), which the Sellers cannot transfer to Buyer. Buyer will have sole responsibility to, and will use commercially reasonable efforts to, obtain all Permits necessary for Buyer to operate the Company's business, and the Sellers will use

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commercially reasonable efforts, as requested by Buyer and at Buyer's expense, to assist Buyer in obtaining such Permits.

    2.8  FINANCIAL STATEMENTS.

         (a)  Attached as Schedule 2.8(a) are true and complete copies of
     (i) the unaudited balance sheet of the Company (the "Latest Balance Sheet") as of September 30, 1996 (the "Latest Balance Sheet Date") and the related unaudited statements of operations and cash flow for the 11 months then ended, and (ii) the audited balance sheets of the Company as of October 31, 1995 and 1994 and the related audited statements of operations and cash flow for the years then ended (collectively, the "Financial Statements").

         (b) Except as described in Schedule 2.8(b), the Financial Statements present fairly the financial condition of the Company at the dates specified and the results of its operations for the periods specified and have been prepared in accordance with generally accepted accounting principles, consistently applied, subject (i) to the absence of footnote disclosure and other presentation items in the unaudited statements and (ii) in the case of the interim statements, to changes resulting from normal period-end adjustments for recurring accruals, which will not be material individually or in the aggregate. The Financial Statements do not contain any items required by generally accepted accounting principles to be stated as an extraordinary item, except as expressly stated therein. The Financial Statements have been prepared from the books and records of the Company, which accurately and fairly reflect the transactions of, acquisitions and dispositions of assets by, and incurrence of liabilities by the Company in all material respects.

         (c) Except for the Assumed Liabilities and except for the indebtedness described in Schedule 2.8(c) (which indebtedness is not included in the Assumed Liabilities), the Company has no Liabilities, known or unknown, that would be required to be reflected in a balance sheet prepared in accordance with generally accepted accounting principles, applied in a manner consistent with the Financial Statements.

         (d) Except as set forth in Schedule 2.8(d), (i) except to the extent reserved for, all inventories and raw materials reflected in the Latest Balance Sheet are of good and merchantable quality and are salable in the ordinary course of business (in the case of inventory held for sale) or currently usable (in the case of other inventory and raw materials), and (ii) the value of the inventories reflected in the Latest Balance Sheet are stated in accordance with generally accepted accounting principles, consistently applied.

         (e) All accounts receivable reflected in the Latest Balance Sheet, except those constituting Excluded Assets, arose in the ordinary course of business. All notes receivable included within the Assets are enforceable and collectible in the ordinary course of business in accordance with their terms, assuming that commercially reasonable efforts are made to collect such notes receivable.

    2.9 REAL ESTATE MATTERS. The real property owned by the Company or owned by one of the other Sellers and used in the business of the Company or leased by the Company (collectively, the "Real Property") is zoned for a classification that permits the continued use of the Real Property in the manner currently used by the Company. The existing use of the Real Property by the Company complies in all material respects with all applicable laws, ordinances and regulations related to zoning. To the knowledge of the Sellers, there are no actions pending or threatened that would alter the current zoning classification of the Real Property. To the knowledge of the Sellers, improvements included in the Assets were constructed in compliance in all material respects with all applicable laws, statutes, regulations, codes, covenants, conditions and restrictions affecting the Real Property or any part thereof at the time of construction. To the knowledge of the Sellers, no fact or condition exists that would result in the discontinuation of necessary utilities or services to the Real Property or the termination of current access to and from the Real Property. None of the Sellers is a "foreign person" as that term is defined in
Section 1445 of the Internal Revenue Code of 1986, as amended (the "Code"), and applicable regulations.

    2.10 ABSENCE OF MATERIAL ADVERSE CHANGE. Since the Latest Balance Sheet Date, except as specifically contemplated by this Agreement or as described in Schedules 2.10(a), (b) and (e), there has not been: (a) any material adverse change overall in the Assets or in the condition (financial or otherwise), results of operations, business, assets or Liabilities of the Company or with respect to the manner in which the Company conducts its business or operations or, to the knowledge of the Sellers, its prospects; (b) any payment or transfer of assets between or among any of the Sellers (including without limitation any dividend, stock repurchase or other distribution or any repayment of indebtedness), other than compensation (including bonuses in an aggregate amount not exceeding $100,000) and expense reimbursements paid by the Company to its stockholders in the ordinary course of business, consistent with past practice, and other than the distribution to stockholders contemplated by the last sentence of Section 4.1; (c) any breach or default (or event that with notice or lapse of time would constitute a breach or default), termination or threatened termination under any Material Agreement; (d) any theft, damage, destruction, casualty loss, condemnation or eminent domain proceeding affecting any assets used by the Company, whether or not covered by insurance; (e) any sale, assignment or transfer of any of the assets used by the Company, except in the ordinary course of business; (f) any waiver by any Seller of any material rights related to the Assets or the Company's business; (g) any other transaction, agreement or commitment entered into by any Seller or affecting the Assets or the Company's business, except in the ordinary course of business; or (h) any agreement or understanding to do or resulting in any of the foregoing. Notwithstanding the foregoing, Buyer acknowledges that Seller has made or intends to make the planned capital expenditures described in Section 4.19.

    2.11 TAXES. Except as described in Schedule 2.11, all required federal, state, local and other tax returns, notices and reports (including without limitation income, property, sales, use, franchise, withholding, social security and unemployment tax returns) relating to or involving the Assets or transactions with the Sellers have been accurately prepared and duly and timely filed, and all taxes required to be paid with respect to the periods covered by any such returns have been timely paid. There has been no tax deficiency proposed or assessed against any Seller that has not been fully paid, and no Seller has executed any waiver of any statute of limitations on the assessment or collection of any tax. No tax audit, action, suit, proceeding, investigation or claim is now pending or, to the knowledge of the Sellers, threatened against any Seller, and to the knowledge of the Sellers no issue or question has been raised (and is currently pending) by any taxing authority in connection with any of the Seller's tax returns or reports. The Company has withheld or collected from each payment made to each of its employees the full amount of all taxes required to be withheld or collected therefrom and has paid the same to the proper tax receiving officers or authorized depositories. Except for the transfer taxes (including sales, use and deed taxes) associated with the transfer of the Assets to Buyer, which will be allocated between Buyer and the Sellers as set forth in Section 4.8, and the accrued taxes specifically included in the Assumed Liabilities, Buyer will not be responsible for any income, sales, use, excise or other tax that arises out of or results from the operation of the Assets prior to the Closing or any other transaction or activity of the Sellers, excluding (in each case) taxes attributable to the income of Buyer after the Closing and to the ownership and operation of the Assets by Buyer after the Closing.

    2.12 LITIGATION. Except as described in Schedule 2.12, there are currently no pending or, to the knowledge of the Sellers, threatened lawsuits, administrative proceedings or reviews, or, to the knowledge of the Sellers, any formal or informal complaints or investigations (other than reviews and investigations carried out in the absence of any complaint or alleged violation known to the Sellers) by any individual, corporation, partnership, Governmental Body or other entity (collectively, a "Person") against or relating to the Company, any of its directors any other Seller, or any employees or agents of the foregoing (in their capacities as such) or to which any of the Assets are subject. There are no pending complaints or investigations by any Person that will subject the Assets to any Liability. No Seller is subject to or bound by any currently existing judgment, order, writ, injunction or decree.

    2.13 COMPLIANCE WITH LAWS. Each Seller is currently complying in all material respects with and has at all times complied in all material respects with each statute, law, ordinance, decree, order, rule or regulation of any Governmental Body applicable to the Assets or the Company, including without limitation all federal, state and local laws relating to occupational health and safety, product quality and safety and employment and labor matters but excluding Environmental Laws (as defined in Section 2.15), as to which the Sellers' representations and warranties are limited to those set forth in
Section 2.15. The Company has performed regular tests in accordance with industry practice to determine whether its products comply in all material respects with applicable laws and regulations. Except as described in Schedule 2.13, the Company has not recalled any of its products during the last five years.

    2.14 PERMITS. Except as described in Schedule 2.14, the Sellers have obtained and possess from each appropriate Governmental Body all permits, licenses, authorizations, approvals, quality certifications, franchises or rights (collectively, "Permits") issued by any Governmental Body necessary to conduct the business of the Company. Each of such Permits is listed in
Schedule 2.14 and is included within the Assets, except for those Permits identified in Schedule 1.2 as being nontransferable (the "Nontransferable Permits"). No loss or expiration of any such Permit is pending or, to the knowledge of the Sellers, threatened, other than expiration in accordance with the terms thereof of Permits that the Sellers believe may be renewed in the ordinary course of business without lapsing and other than the Nontransferable Permits, which Buyer will have to obtain from the appropriate Governmental Body for itself in connection with the transactions contemplated by this Agreement.

    2.15 ENVIRONMENTAL MATTERS.

         (a) Except as described in Schedule 2.15, (i) no Seller has used, stored, disposed of or released any Hazardous Substance in violation of any applicable Environmental Law and, except as set forth in said Schedule, no Seller has received any notices, demand letters or requests for information from any Governmental Body or other Person indicating that any Seller or any of the Assets may be in violation of or subject to liability under any Environmental Law; and (ii) to the knowledge of the Sellers, none of the Real Property contains any Hazardous Substance in amounts exceeding the levels permitted by applicable Environmental Laws, and to the knowledge of the Sellers, no Person other than the Sellers has used, stored, disposed of or released any Hazardous Substance in violation of any applicable Environmental Law on, to or from any of the Real Property.

         (b) As used herein, "Environmental Law" means any federal, state, local or foreign law, statute, ordinance, rule, regulation, Permit, order, judgment, decree, requirement or agreement with any Governmental Body relating to (i) the protection, preservation or restoration of the environment or (ii) the use, storage, generation, transportation, processing, production, release or disposal of Hazardous Substances, in each case as amended and in effect on the date of the Closing.

         (c) As used herein, "Hazardous Substance" means any substance presently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any Governmental Body or any Environmental Law, including without limitation any toxic waste, pollutant, toxic contaminant, hazardous substance, toxic substance, hazardous waste, petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde, foam insulation, lead or polychlorinated biphenyls.

         (d) Buyer acknowledges its understanding and agreement that the Sellers have not made any investigation of the Assets with respect to the presence or absence of Hazardous Substances or the violation of any Environmental Laws and that no reference to the knowledge of the Sellers in this Section 2.15 or any other provision of this Agreement is intended to imply or create any obligation to undertake any investigation as to those or any other matters.

    2.16 EMPLOYEE MATTERS. Set forth on Schedule 2.16 is a complete list of all current employees of the Company, including date of employment, current title and compensation, and date and amount of last increase in compensation. The Company is in substantial compliance in all material respects with all provisions of each applicable collective bargaining agreement, and no complaint alleging any material violation of such provisions has been filed or, to the knowledge of the Sellers, threatened to be filed with or by any Governmental Body. The Company has not experienced any strike, material labor trouble, work stoppage, slow down or other interference with or impairment of the business of the Company, nor has any of the foregoing been threatened within the last 60 months.

    2.17 EMPLOYEE BENEFIT PLANS.

         (a) Set forth in Schedule 2.17 is a complete list of all "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), all plans or policies providing for fringe benefits (including without limitation vacation, paid holidays, personal leave, employee discounts, educational benefits or similar programs), and all other bonus, incentive, compensation, profit-sharing, stock, severance, retirement, health, life, disability, group insurance, employment, fringe benefit and other similar plans, agreements, policies or understandings (whether written or oral, qualified or nonqualified, currently effective or terminated), and any trust, escrow or other agreement related thereto, which (i) is maintained or contributed to by the Company, or with respect to which the Company has or may have any liability, or (ii) provides benefits, or describes policies or procedures applicable, to any employee or former employee or dependents thereof, regardless of whether funded (the "Employee Plans"). The Company has made available to Buyer accurate and complete copies of the documents, records and other materials related thereto reasonably requested by Buyer in writing. Except pursuant to the Company's collective bargaining agreements and the Health and Welfare Trust (as defined below), no written or oral representations have been made to any employee or former employee of the Company promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for any period of time beyond the end of the current plan year (except to the extent of coverage required under Code Section 4980B). The consummation of the transactions contemplated by this Agreement will not accelerate the time of payment or vesting, or increase the amount of compensation due to any employee or former employee of the Company. "ERISA Affiliate" means the Company and each Person that is or has been treated as a single employer or controlled group member with the Company pursuant to Section 414 of the Code or Section 4001 of ERISA.

         (b) With respect to each "employee benefit plan" (as defined in ERISA) that is not a "multiemployer plan" or a "multiple employer plan" (as such terms are defined in Sections 3(37)(A) and 3(40)(A) of ERISA (multiemployer plans and multiple employer plans are hereinafter referred to as "Multiemployer Plans")) and that is maintained or contributed to, currently or in the past, by the Company or any ERISA Affiliate, or with respect to which the Company or any ERISA Affiliate has liability (the "Controlled Group Plans"):

               (i) with respect to each Controlled Group Plan that is a "pension plan" (as defined in Section 3(2)(A) of ERISA), there are no unfunded liabilities existing under any such plan;

               (ii) each Controlled Group Plan could be terminated as of the date of the Closing with no liability to Buyer, the Company or any ERISA Affiliate;

               (iii) there is no Controlled Group Plan that is a defined benefit plan (as defined in Section 3(35) of ERISA); and

               (iv) each Controlled Group Plan has been operated in compliance with ERISA, applicable tax qualification requirements and all other applicable laws.

          (c)  (i)   the only Multiemployer Plans maintained by the Company or
     any ERISA Affiliate are the Teamsters Pension Trust Fund (the "Pension Plan") and the Teamsters Local #533 Health and Welfare Trust (the "Health and Welfare Trust");

               (ii) the Company and each ERISA Affiliate has or will have, as of the date of the Closing, made all contributions to the Pension Plan and the Health and Welfare Trust required by the terms of each such Plan or any collective bargaining agreement;

               (iii) the Company or Buyer would not be subject to any withdrawal liability under Part 1 of Subtitle E of Title IV of ERISA if, as of the date of the Closing, the Company or any ERISA Affiliate were to engage in a complete withdrawal (as defined in ERISA Section 4203) or a partial withdrawal (as defined in ERISA Section 4205) from the Pension Plan or the Health and Welfare Trust; and

               (iv) the Company has delivered to Buyer current, accurate and complete copies of all collective bargaining agreements requiring contributions to be made to the Pension Plan or the Health and Welfare Trust.

     2.18 OWNERSHIP OF THE COMPANY. All of the issued and outstanding capital stock of the Company is owned of record and beneficially by the Stockholders. The Stockholders are the only partners of J&T and of B&B. There are no outstanding options, warrants, convertible securities or other rights, agreements, arrangements or commitments (other than community property interests of Bahan's wife) obligating any Person to issue or sell any securities or ownership interests in the Company, J&T or B&B.

     2.19 MATERIAL AGREEMENTS.

          (a) Schedule 2.19 lists each of the following types of agreements (whether written or oral and including all amendments thereto) to which the Company is a party or a beneficiary or by which the Company or any of the Assets is bound (collectively, the

     "Material Agreements"): (i) agreements pursuant to which the Company sells or distributes any products; (ii) real estate leases; (iii) agreements evidencing, securing or otherwise relating to any indebtedness for borrowed money for which the Company is liable; (iv) agreements which create, or could require the creation of, any Lien on any of the Assets;
     (v) capital or operating leases or conditional sales agreements relating to vehicles, equipment or other Assets; (vi) agreements pursuant to which the Company is entitled or obligated to acquire any assets from a third party;
     (vii) insurance policies; (viii) employment, consulting, noncompetition, separation, collective bargaining, union or labor agreements or arrangements; (ix) agreements with or for the benefit of any employee of the Company, or any affiliate or immediate family member thereof; and
     (x) any other agreement under the terms of which the Company could be required to make or entitled to receive aggregate payments or other value in excess of $50,000 in any year.

          (b) The Sellers have delivered to Buyer a copy of each Material Agreement that is in writing and a written summary of the material terms of each verbal Material Agreement. Except as described in Schedule 2.19,
     (i) each Material Agreement is valid, binding and in full force and effect and enforceable in accordance with its terms in all respects material to such agreement; (ii) the Company has performed all of its obligations under each Material Agreement, and there exists no breach or default (or event that with notice or lapse of time would constitute a breach or default) under any Material Agreement; (iii) there has been no termination or notice of default or, to the knowledge of the Sellers, any threatened termination under any Material Agreement; and (iv) no consent of any Person is required in connection with the transactions contemplated by this Agreement in order to assign any of the Material Agreements to Buyer.

     2.20 CUSTOMERS. Set forth in Schedule 2.20 is a complete list of each customer of the Company that accounted for more than $150,000 of revenues during the year ended December 31, 1995 or during the 11 months ended on the Latest Balance Sheet Date (the "Material Customers"), and indicating the amount of revenues attributable to each Material Customer during such periods. Except as set forth in Schedule 2.20, none of the Material Customers has threatened to, or notified any Seller of any intention to, terminate or materially alter its relationship with the Company, and there has been no dispute with a Material Customer since January 1, 1995 which could reasonably be expected to result in any such termination or alteration.

     2.21 INTELLECTUAL PROPERTY RIGHTS. Set forth in Schedule 2.21 is a complete list of all patents, trademarks, service marks, trade names and copyrights, and applications for and licenses (to or from any Seller) with respect to any of the foregoing, used in the Company's business (collectively, "Intellectual Property"). To the knowledge of the Sellers, none of the Intellectual Property is registered with the Federal government or any state. To the knowledge of the Sellers, the Company has the right to use all Intellectual Property and other computer software and software licenses, trade secrets, manufacturing specifications, drawings and designs (collectively, "Proprietary Rights") used in connection with the operation of the Company's business, without infringing on or otherwise acting adversely to the rights or claimed rights of any Person, and, to the knowledge of the Sellers, except as described in Schedule 2.21, no Seller is obligated to pay any material royalty or other consideration to any Person in connection with the use of any such Proprietary Rights. To the knowledge of the Sellers, except as described in Schedule 2.21, no other Person is infringing the rights of the Company in any of its Proprietary Rights.

     2.22 SUBSIDIARIES AND INVESTMENTS. Except as described in Schedule 2.22, the Company does not own and the Assets do not include any direct or indirect equity or debt interest in any other Person, including without limitation any interest in a corporation, partnership or joint venture, and the Company is not obligated or committed to acquire any such interest.

     2.23 COMPETING INTERESTS. Except as described in Schedule 2.23, none of the Sellers, any affiliate or immediate family member of any Stockholder or any officer or director of the Company owns, directly or indirectly, an interest in any Person that is a competitor, customer or supplier of the Company or that otherwise has material business dealings with the Company.

     2.24 NO MISREPRESENTATIONS. The representations and warranties set forth in Article II of this Agreement are true and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary to make any such representation or warranty or statement, under the circumstances in which it is made, not misleading.

                                  ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to the Sellers as follows:

     3.1 ORGANIZATION. Buyer and Suiza Foods are each a corporation duly organized, validly existing and in good standing under the laws of Delaware.

     3.2 AUTHORITY. Buyer and Suiza Foods each has all requisite power and authority to execute, deliver and perform under this Agreement and the other agreements, certificates and instruments to be executed by each of them in connection with or pursuant to this Agreement (collectively, the "Buyer Documents"). The execution, delivery and performance by Buyer and Suiza Foods of each Buyer Document have been duly authorized by all necessary action, corporate or otherwise, on the part of each of them to the extent they are signatories thereto. This Agreement has been, and at the Closing the other Buyer Documents will be, duly executed and delivered by Buyer and Suiza Foods to the extent they are signatories thereto. This Agreement is, and, upon execution and delivery by Buyer and Suiza Foods at the Closing to the extent they are signatories thereto, each of the other Buyer Documents will be, a legal, valid and binding agreement of each of them, enforceable against each of them who is a signatory thereto in accordance with its respective terms.

     3.3 NO VIOLATION. The execution, delivery and performance of the Buyer Documents by Buyer and Suiza Foods will not conflict with or result in the breach of any term or provision of, or violate or constitute a default under any charter provision or bylaw or under any material agreement, instrument, order, law or regulation to which either is a party or by which either is in any way bound or obligated.

     3.4 GOVERNMENTAL CONSENTS. Except as required in connection with the HSR Act and except for the Nontransferable Permits, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Body is required on the part of Buyer or Suiza Foods in connection with the transactions contemplated by this Agreement.

     3.5 FINANCIAL CONDITION OF BUYER. Buyer is a newly organized corporation having been incorporated solely for purposes of consummating the transactions contemplated by this Agreement. Buyer has no assets or liabilities of any kind except for a nominal amount of cash, and Buyer has had no operations of any kind except for the execution and delivery of this Agreement and the performance of the activities of Buyer contemplated hereby. All of the issued and outstanding shares of capital stock of Buyer are owned of record and beneficially by Suiza Foods.

     3.6 NO MISREPRESENTATIONS. The representations and warranties set forth in Article III of this Agreement are true, complete and correct in all material respects. None of such representations, warranties or statements contains any untrue statement of a material fact or omits to state any material fact necessary to make any such representation, warranty or statement, under the circumstances in which it is made, not misleading.

     3.7 ACKNOWLEDGMENT BY BUYER. Buyer has been afforded an opportunity to perform such investigations, inspections and other procedures as it determines to be necessary or desirable with respect to the Assets, including without limitation, such environmental surveys, soils tests and other procedures as it determines to be necessary or desirable, but the parties acknowledge and agree that the fact that Buyer has been afforded such opportunity in no way affects the definition of Known Breach in Section 6.1, which (except as expressly set forth therein with respect to audit results, related work papers and the accounting due diligence report) is limited to matters actually known by the specified individuals. Except for the specific warranties set forth in
Article II and in any certificate delivered at the Closing, Buyer is acquiring the Assets "as is" without representation or warranty of any kind.

                                  ARTICLE IV
                         COVENANTS AND AGREEMENTS

     4.1 CONDUCT OF BUSINESS. Prior to the Closing, unless Buyer otherwise consents in writing, the Sellers will (a) operate the Company's business in the ordinary course of business and consistent with past practices and use commercially reasonable efforts to preserve the goodwill of the Company and of its employees, customers, suppliers, Governmental Bodies and others having business dealings with the Company; (b) except as specifically contemplated by this Agreement or as described in Schedule 4.1, not engage in any transaction related to the Company's business or the Assets that is outside the ordinary course of business, including without limitation by making any material expenditure, investment or commitment or entering into any material agreement or arrangement that is outside the ordinary course of its business or not consistent with past practice; (c) not increase the compensation of any officer or key employee of the Company; (d) use commercially reasonable efforts to maintain all insurance policies and all Permits that are required for the Company to carry on its business; (e) maintain books of account and records in the usual, regular and ordinary manner and consistent with past practices; and (f) not intentionally take any action that the Person taking the action on behalf of such Seller knows, at the time the action is taken, is reasonably likely to result in a breach (as of the Closing) of the representations and warranties set forth in clauses (b), (e), (f), (g) or (h) of Section 2.10 if they were made as of the Closing Date. Notwithstanding the foregoing, the Company may make a cash distribution to the Stockholders prior to the Closing in an aggregate amount equal to the incremental income tax liability of the Stockholders that results from the net taxable income of the Seller from October 1, 1996 to the Closing (the "Interim Tax Amount"). For such purposes, the Interim Tax Amount will be calculated by determining the average taxable net income of the Company per day during the year ended
October 31, 1996, multiplying such average by the number of days from October 1, 1996 to the date of the Closing, and multiplying such product by 40%. The Interim Tax Amount will not reflect any tax liability that results from the sale of the Assets hereunder.

     4.2 ACCESS AND INFORMATION. Prior to the Closing the Sellers will permit Buyer and its representatives to have reasonable access to the Company's assets and properties and all relevant books, records and documents of or relating to the Assets or the business of the Company during normal business hours and will furnish to Buyer such information, financial records and other documents relating to the Assets and the Company's operations and business as Buyer may reasonably request. Prior to the Closing the Sellers will use commercially reasonable efforts to permit Buyer and its representatives reasonable access to the Company's directors, officers, employees, accountants, auditors, customers and suppliers for consultation or verification of any information obtained by Buyer and to cause such Persons to cooperate with Buyer and its representatives in such consultations and in verifying such information. The Sellers will have the right to participate in any contact with such Persons, and Buyer will give the Company reasonable advance notice of any such contact in order to permit such participation. Notwithstanding the foregoing, the Sellers will have no obligation to disclose information under circumstances that would constitute a breach of contract or a violation of applicable law, if the Sellers notify Buyer that information is being withheld due to such circumstances.

     4.3 SUPPLEMENTAL DISCLOSURE. As soon as reasonably practicable, the Sellers will supplement or amend each of the Schedules hereto with respect to any matter known to them that arises or is discovered after the date hereof and prior to the Closing that, if existing or known at the date hereof, would have been required to be set forth or listed in the Schedules hereto. Any matters so disclosed will constitute Known Breaches (as defined in Section 6.1) for purposes of this Agreement.

     4.4 INFORMATION FOR FILINGS. The Sellers will furnish Buyer with all information concerning the Assets, the Company and the Stockholders that is required for inclusion in any application or filing made by Buyer to any Governmental Body in connection with the transactions contemplated by this Agreement to the extent that such information is reasonably available to the Sellers. Nothing in this Section 4.4 shall require the Sellers to provide Buyer with audited financial statements of the Company for any period.

     4.5 FULFILLMENT OF CONDITIONS BY THE SELLERS. The Sellers agree not to intentionally take any action that the Person taking the action knows, at the time the action is taken, is reasonably likely to cause the conditions on the obligations of the parties to effect the transactions contemplated hereby not to be fulfilled, including without limitation by taking or causing to be taken any action that would cause the representations and warranties made by the Sellers herein not to be true and correct as of the Closing. The Sellers will take all commercially reasonable steps within their power to cause to be fulfilled the conditions precedent to Buyer's obligations to consummate the transactions contemplated hereby set forth in paragraphs (b), (c) and (e) through (h) of
Section 5.1, except that the Sellers shall have no such obligation with respect to the Nontransferable Permits.

     4.6 FULFILLMENT OF CONDITIONS BY BUYER. Buyer and Suiza Foods agree not to intentionally take any action that the Person taking the action on behalf of Buyer or Suiza Foods knows, at the time the action is taken, is reasonably likely to cause the conditions on the obligations of the parties to effect the transactions contemplated hereby not to be fulfilled, including without limitation by taking or causing to be taken any action that would cause the representations and warranties made by Buyer herein not to be true and correct as of the Closing. Buyer will take all commercially reasonable steps within its power to cause to be fulfilled the conditions precedent to the obligations of the Sellers to consummate the transactions contemplated hereby that are set forth in paragraphs (b) through (d) of Section 5.2, except that Buyer will have no obligation to obtain any Permits that are transferable by the Sellers without any action of Buyer.

     4.7 PUBLICITY. Buyer and the Sellers will cooperate with each other in the development and distribution of all news releases and other public disclosures relating to the transactions contemplated by this Agreement.
Neither Buyer nor any Seller will issue or make, or allow any of its employees or agents to issue or make, any press release or public announcement concerning the transactions contemplated by this Agreement without giving the other party a reasonable opportunity to comment on such release or announcement in advance, consistent with applicable legal and stock market requirements.

     4.8 TRANSACTION COSTS. Buyer will pay all transaction costs and expenses (including legal, accounting and other professional fees) that it incurs in connection with the negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the filing fees required under the HSR Act, the costs of any mortgagee policies of title insurance and any incremental costs resulting from a decision by Buyer to obtain an ALTA extended coverage owner's policy of title insurance (as opposed to a CLTA title insurance policy). Buyer will also pay one-half of any transfer taxes (including sales, use and deed taxes) associated with the transfer of the Assets to Buyer. The Sellers will pay (a) all legal, accounting and other professional fees incurred by the Sellers in connection with the negotiation, execution and performance of this Agreement or the transactions contemplated hereby; (b) all costs and expenses associated with obtaining a CLTA owner's policy of title insurance for Buyer (including the costs of any required surveys); and (c) one-half of any transfer taxes (including sales, use and deed taxes) associated with the transfer of the Assets to Buyer (collectively, the "Seller Expenses"). In the event of any claim against either party after the Closing for the payment of any item referred to in this Section 4.8, each party will promptly pay to the other or to any third party making a claim the amount of such item which that party is obligated to pay pursuant to the preceding provisions of this Section 4.8, including without limitation any claimed deficiency in the amount of any sales, use or other transfer taxes.

     4.9 NONDISCLOSURE. The Sellers acknowledge and agree that all customer, prospect and marketing lists, sales data, intellectual property, proprietary information, trade secrets and other confidential information of the Company (collectively, "Confidential Information") constitute part of the Assets and, following the Closing, will be owned exclusively by Buyer. The Sellers agree to, and agree to use commercially reasonable efforts to cause their representatives to, treat the Confidential Information, together with any other confidential information furnished to them by Buyer, as confidential (except as may otherwise be required by law) and not to make use of such information for its own purposes or for the benefit of any other Person (other than the Company prior to the Closing or Buyer after the Closing), but nothing herein shall require the Company to cause any of its employees to enter into confidentiality agreements with the Company. Prior to the Closing, Buyer and Suiza Foods agree to, and agree to use reasonable efforts to cause their representatives to, treat the Confidential Information as confidential (except as may otherwise be required by law) and not to make use of such information for their own purposes or for the benefit of any other Person except in connection with the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Closing, Buyer and Suiza Foods, on the one hand, and the Sellers, on the other, agree that they will not thereafter use any confidential information furnished to them by the other party for any purposes whatsoever or permit any such information to be made available publicly, except to the extent required by law, and that they will return any such written information to the other party upon request.

     4.10 REPURCHASE OF COMPANY ACCOUNTS. Following the Closing, Buyer will attempt to collect the accounts receivable included within the Assets (the "Company Accounts") in good faith in a manner consistent with that used in attempting to collect Buyer's other accounts receivable. Buyer acknowledges that, prior to the Closing, the Company will write off the accounts receivable identified in Schedule 4.10 (which have an aggregate face amount not exceeding $25,000), with the result that such accounts receivable will not be included in the Company Accounts at the Closing. Payments from each account debtor in respect of the Company Accounts and Buyer's other accounts receivable from the operation of the Company's business after the Closing will be applied as instructed by the account debtor or, if no such instructions are provided, in the order in which the accounts were created. Neither party will, nor will it permit any of its employees or agents to, request that any account debtor issue any instruction with respect to the application of its payments. So long as the Bahan Agreement remains in effect, Buyer will delegate to Bahan the responsibility for supervising the collection of all Company Accounts. At Buyer's option, the Company will repurchase any Company Accounts that have not been paid in full within 120 days after the Closing at a purchase price equal to the face amount thereof, less any reserve applicable thereto reflected on the Latest Balance Sheet, less any amount collected by Buyer in respect thereof. Buyer may exercise such option (the "Repurchase Option") by delivering written notice to the Company identifying the Company Accounts that have not been paid in full and setting forth a calculation of the purchase price applicable thereto, and the Company will repurchase such Company Accounts within three business days after delivery of such notice.
Such written notice will be delivered to the Company not later than 150 days after the Closing Date, and the Company shall have no obligation to repurchase any Company Accounts if such notice is not given by that date. If any Seller receives any payment in respect of a Company Account after the Closing and prior to the exercise of the Repurchase Option, such Seller will promptly pay over the amount collected to Buyer. After exercise of the Repurchase Option, Buyer will provide any reasonable assistance requested by the Company in connection with the collection of any Company Accounts that have been repurchased by the Company, and if Buyer receives any payment in respect of such Company Accounts, Buyer will promptly pay over the amount collected to the Company. The Company will be free to seek collection of any Company Account it acquires upon exercise of the Repurchase Option in any commercially reasonable manner.

     4.11 NAME CHANGE. Within 15 days after the Closing, the Company will file all documents necessary to change the Company's corporate name to a name bearing no similarity to "Model Dairy, Inc."

     4.12 AVAILABILITY OF BOOKS AND RECORDS OF THE COMPANY. After the Closing, Buyer will permit the Sellers to have reasonable access to the books, records and documents of the Company relating to time periods before the Closing to the extent such access is reasonably determined by any of them to be necessary or desirable in connection with the preparation of income tax returns on behalf of the Company or any of the Stockholders or for any other reasonable purpose, including audits or investigations by any Governmental Body or in connection with a claim under Article VI. Buyer shall maintain all such books, records and documents for a period of seven years after the Closing.

     4.13 EMPLOYMENT OF COMPANY EMPLOYEES. Promptly after the Closing, Buyer will offer employment to all of the Company's employees identified in Schedule
2.16 at their existing base salary levels, seniority and length of service and with benefits (other than bonus compensation and company cars) substantially similar to those currently provided by the Company, except as indicated in
Schedule 2.16 with respect to employees who will not be employed by Buyer and except for Bahan and Kelly Kading, whose services for Buyer will be governed by the Bahan Agreement and the Kading Agreement, respectively.

     4.14 ICE CREAM FREEZER. As soon as reasonably practicable after the date hereof, the Sellers will complete the ice cream freezer that is currently under construction for the Company in accordance with the applicable plans and specifications, and such freezer will be included within the Assets and will be transferred to Buyer free and clear of any Liens. All costs associated with the completion of such freezer, and all indebtedness related thereto, will be paid out of the separate money market account related to the freezer (the "Freezer Account") or by the Stockholders personally or by the Seller after the Closing. The Seller may retain any funds remaining in the Freezer Account following payment of such costs and indebtedness.

     4.15. USE OF COMPUTER SYSTEM. Buyer acknowledges that certain affiliates of the Stockholders are currently using the Company's computer accounting system for separate business activities, and Buyer agrees that such affiliates may continue using such system in substantially the same manner, at no charge, for one year following the Closing.

     4.16 CAPURRO EXPENDITURES. The Company intends to complete certain leasehold improvements to its leased real property, as described in Schedule
4.16. The total amount of expenditures necessary to complete such improvements in accordance with the description set forth in Schedule 4.16 (the "Capurro Expenditures") is currently estimated to be approximately $65,000.

     4.17 CARSON CITY PROPERTY. Buyer acknowledges that the Sellers own certain real property and improvements located at 888 Corbett Street, Carson City, Nevada (the "Carson City Property"), which is currently used by an independent distributor of the Company but is otherwise not used in connection with the Company's business. The Sellers hereby agree that such distributor may continue using the Carson City Property, in accordance with past practice and without charge, for 12 months following the Closing. Buyer may extend such 12 month period for up to two additional 12 month periods by giving written notice to the Sellers of its intention to extend at least 10 days prior to the termination date. Notwithstanding the foregoing, the obligations of the Sellers under this paragraph will terminate if such distributor ceases to use the Carson City Property hereunder for a period of 30 consecutive days.

     4.18 RELEASE OF SELLERS. Buyer will take all commercially reasonable actions (other than the payment of money) necessary in order to release the Sellers from personal liability for the Assumed Liabilities, including by providing financial statements and by posting bonds related to the State Industrial Insurance System and required Nevada and California Milk Handler's Licenses. Buyer will use commercially reasonable efforts to obtain as soon as reasonably practicable all of the Nontransferable Permits required to conduct its business following the Closing.

     4.19 RECENT AND PLANNED CAPITAL EXPENDITURES. Buyer acknowledges that the Company has made expenditures (a) in the amount of approximately $35,000 for a forklift, (b) in the amount of approximately $75,000 for upgrades to its AS-400 computer system, and (c) in the amount of approximately $40,000 for a new telephone system. Buyer agrees that these capital expenditures are permitted under this Agreement and will not reduce the cash payable to the Sellers hereunder or otherwise be charged to the Sellers. In addition, Buyer acknowledges that it may be required to make an expenditure of approximately $65,000 after the Closing in connection with the purchase and installation of an ammonia dump system, and such expenditure will be the Buyer's responsibility.

                                    ARTICLE V
                               CLOSING CONDITIONS

     5.1 CONDITIONS TO OBLIGATIONS OF BUYER. The obligations of Buyer under this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions, but compliance with any such conditions may be waived by Buyer in writing:

          (a) All representations and warranties of the Sellers contained in this Agreement are true and correct in all material respects at and as of the Closing with the same effect as though such representations and warranties were made at and as of the Closing, except that the condition in this clause (a) shall be deemed satisfied if the aggregate amount of Losses (as defined in Section 6.1) that Buyer would be reasonably likely to suffer as a result of all Known Breaches does not exceed $150,000.

          (b) The Sellers have performed and complied in all material respects with all the covenants and agreements required by this Agreement to be performed or complied with by them at or prior to the Closing, including without limitation the delivery of all items required to be delivered by them pursuant to Section 1.6.

          (c) All contractual and governmental consents, approvals, orders or authorizations necessary to close the transaction contemplated by this Agreement without breaching or forfeiting any material rights under any contract or violating any law have been obtained and all contractual or governmental notices necessary for that purpose have been given. Without limiting the generality of the foregoing, all filings pursuant to the HSR Act have been made by Buyer, the Sellers and their respective affiliates and the required waiting period under the HSR Act has expired or been terminated without any threat or commencement of antitrust proceedings with respect to the transactions contemplated by this Agreement.

          (d)  With respect to the Real Property, Buyer has received
     (i) commitments for owners and mortgagee policies of title insurance with respect to the owned Real Property, (ii) leasehold mortgages, landlord's consents and other documents required by Buyer's financing sources with respect to the leased Real Property and (iii) surveys sufficient to remove any survey exceptions from the title insurance commitments referred to in clause (i) above, in each case in form and substance satisfactory to Buyer.

          (e) The Sellers have delivered to Buyer executed UCC-3 Termination Statements or other releases as reasonably requested by Buyer in writing not less than five days prior to the Closing Date to evidence the release of any Liens on the Assets other than Liens described in clauses (i) and
     (ii) of Section 2.4(b).

          (f) The Sellers have delivered to Buyer a closing certificate, substantially in the form of Exhibit I hereto.

          (g) The Sellers have delivered to Buyer a secretary's certificate, substantially in the form of Exhibit J hereto.

          (h) The Sellers have delivered to Buyer a legal opinion of the Company's counsel substantially in the form of Exhibit K hereto.

          (i)  The escrow holder has executed and delivered the Escrow
     Agreement.

     5.2 CONDITIONS TO OBLIGATIONS OF THE SELLERS. The obligations of the Sellers under this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions, but compliance with any such conditions may be waived by the Company in writing:

          (a) All representations and warranties of Buyer contained in this Agreement are true and correct in all material respects at and as of the Closing with the same effect as though such representations and warranties were made at and as of the Closing.

          (b) Buyer has performed and complied in all material respects with the covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Closing, including without limitation the delivery of all items required to be delivered by Buyer pursuant to Section 1.6.

          (c) All governmental consents, approvals, orders or authorizations necessary to close the transaction contemplated by this Agreement without breaching any contract or violating any law have been obtained and all governmental notices necessary for that purpose have been given. Without limiting the generality of the foregoing, all filings pursuant to the HSR Act have been made by Buyer, the Sellers and their respective affiliates and the required waiting period under the HSR Act has expired or been terminated without any threat or commencement of antitrust proceedings with respect to the transactions contemplated by this Agreement.

          (d) Buyer has delivered to the Company a legal opinion of Buyer's counsel, Hughes & Luce, L.L.P., substantially in the form of Exhibit L hereto.

          (e)  The escrow holder has executed and delivered the Escrow
     Agreement.

                                   ARTICLE VI
                                 INDEMNIFICATION

     6.1  INDEMNIFICATION BY THE COMPANY.   The Company will indemnify and hold
Suiza Foods, Buyer, and their respective directors, officers and employees, in their capacities as such (collectively, the "Buyer Parties"), harmless from any and all liabilities, obligations, claims, damages, costs and expenses, including all court costs and reasonable attorneys' fees (collectively, "Losses"), that any Buyer Party may suffer or incur as a result of or relating to:

          (a) the breach of any representation, warranty, covenant or agreement made by the Sellers in this Agreement or any claim by a third party to the extent based on allegations that, if true, would constitute such a breach;

          (b) any Liability of any Seller, known or unknown, other than the Assumed Liabilities, including without limitation any Liabilities arising out of the matters described in Schedule 2.12 (except to the extent that such matters are specifically included within the Assumed Liabilities pursuant to Section 1.3(c)); provided that the matters referred to in
     Section 6.5(b) (giving effect to the proviso thereto) do not constitute Liabilities;

          (c) any liability of the Company arising under the Assignment and Assumption Agreement referenced in Section 1.6(k); or

          (d) SIIS Claims that arise out of events occurring on or prior to September 30, 1996, but only to the extent that Losses resulting from such SIIS Claims exceed $42,500 in the aggregate;

provided that (i) the Buyer Parties will not be entitled to indemnification under paragraphs (a), (b) or (c) of this Section 6.1 unless the aggregate amount of all Losses for which indemnification is sought by the Buyer Parties under paragraphs (a), (b) and (c) of this Section 6.1 and Section 6.2 exceeds $150,000, in which case the Buyer Parties will be entitled to indemnification for the full amount of such Losses; (ii) the Buyer Parties will not be entitled to indemnification under this Section 6.1 in an aggregate amount exceeding $2,000,000 and such amount may be recovered only out of the funds deposited into escrow pursuant to the Escrow Agreement; (iii) the Buyer Parties will not be entitled to indemnification under paragraph (d) of this Section 6.1 in an aggregate amount exceeding $350,000 and such amount may be recovered only out of the funds deposited into escrow pursuant to the Escrow Agreement; and (iv) the Buyer Parties will not be entitled to indemnification under paragraph (a) of this Section 6.1 in respect of any breach of a representation or warranty that is known by Buyer prior to the Closing (a "Known Breach").

     For such purposes, a breach will be considered "known by Buyer" if a senior executive of Suiza Foods or Buyer or an employee or agent of either of them (including independent accountants, attorneys and consultants retained by either of them) actively involved in the transactions contemplated by this Agreement is actually aware of the existence of such breach prior to the Closing or if the Company makes a supplemental written disclosure thereof pursuant to Section 4.3 or otherwise. The Sellers acknowledge their understanding and agreement that no reference to the knowledge of Buyer or its employees or agents in this Section
6.1 or any other provision of this Agreement is intended to imply or create any obligation on the part of Buyer to undertake any investigation as to any particular matter; provided that a breach will be deemed to be "known by Buyer" if its existence would be apparent to a skilled certified public accountant or a senior executive experienced in the dairy industry from an examination of the written due diligence report delivered to Buyer by its independent accountants.

    Buyer will promptly notify Seller in writing whenever it discovers any Known Breach (other than those disclosed to Buyer in writing by the Company). At least two business days and not more than five business days prior to the Closing, Buyer shall cause its representatives and a representative of its independent accounting firm to meet with the Company and its accountant to advise the Company as to the results of its investigation of the business and affairs of the Company. If the Closing does not occur, Buyer will deliver to the Company copies of any reports, surveys, soil tests and other similar items prepared or caused to be prepared by Buyer relating to the real property owned by the Company.

    6.2 INDEMNIFICATION FOR TITLE AND TAXES. The Company and the Stockholders will indemnify and hold the Buyer Parties harmless from any and all Losses that any Buyer Party may suffer or incur as a result of or relating to the breach of any representation or warranty set forth in the first sentence of Section 2.4(b) or Section 2.11 or any claim by a third party to the extent based on allegations that, if true, would constitute such a breach; provided that (a) the indemnification obligation of each Stockholder under this Section 6.2 shall not exceed such Stockholder's proportionate share of the Purchase Price paid hereunder (based on such Stockholder's ownership of the Company), (b) the Buyer Parties will not be entitled to indemnification under this Section 6.2 in respect of any Known Breach and (c) the limitations in Section 6.1(i) shall apply to Losses under paragraphs (a), (b) and (c) of Section 6.1 and this Section 6.2. The obligations of the Company and the Stockholders under this Section 6.2 shall be joint and several. Among themselves, the obligations of the Stockholders shall be several (and not joint) based upon the percentage that the number of outstanding shares of capital stock of the Company owned beneficially by each of them represents of the total number of such shares owned beneficially by both of them.

    6.3 SURVIVAL. Buyer's right to indemnification with respect to the matters referred to in Sections 6.1 and 6.2 will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby until the second anniversary of the Closing; provided that (a) Buyer's right to indemnification with respect to the representations and warranties of the Sellers set forth in the first sentence of Section 2.4(b) and Section 2.11 will survive until the sixth anniversary of the Closing, (b) Buyer's right to indemnification under paragraph (d) of Section 6.1 will survive until the fifth anniversary of the Closing, and (c) any claim for indemnification pursuant to
Section 6.1 or Section 6.2 will survive until such claim is finally resolved if Buyer notifies the Company of such claim in reasonable detail prior to the date on which such claim would otherwise expire hereunder. Notwithstanding the foregoing, Buyer's right to indemnification with respect to the matters referred to in Sections 6.1 and 6.2 will not survive beyond the sixth anniversary of the Closing unless, prior to such sixth anniversary, Buyer has commenced a lawsuit with respect to such claim for indemnification and served the Company and (if applicable) the Stockholders with notice of such lawsuit.

    6.4 SOLE REMEDY. The indemnification provisions set forth in this Article VI constitute Buyer's sole and exclusive remedy against the Sellers in respect of the breach of any representation or warranty of the Sellers in this Agreement or pursuant hereto, or any covenant hereunder of the Sellers other than (a) the covenants set forth in Sections 1.5, 1.7, 4.8, 4.9, 4.10, 4.14, 417 and Article VII, (b) the covenant to deliver the documents referred to in Section 1.6, and (c) any claim by a third party based on allegations that, if true, would constitute a breach of the covenants described in the preceding clause (a) or
(b).  In no event may Buyer offset a claim for indemnification under this
Article VI against the Purchase Price payable at the Closing.

    6.5 INDEMNIFICATION BY BUYER. Buyer will indemnify and hold the Company, its directors, officers, employees and stockholders, in their capacities as such, and the other Sellers (collectively, the "Seller Parties"), harmless from any and all Losses that any Seller Party may suffer or incur as a result of or relating to (a) any failure by Buyer to perform and discharge in full, in a due and timely manner, the Assumed Liabilities, or any claim by a third party based on allegations that, if true, would constitute such a failure, or (b) any other debts, obligations, liabilities or claims of any nature incurred by Buyer or arising out of the operation of the Assets and/or the business of Buyer following the Closing, including without limitation any obligations or liabilities resulting from any remodeling or construction activities on the Real Property following the Closing or any change in conduct or course of dealing by Buyer following the Closing in connection with any of the Assumed Contracts; provided that the Seller Parties will not be entitled to indemnification for any Losses for which Buyer is entitled to indemnification under Section 6.1 or
Section 6.2.

    6.6  NOTICE.  Any party entitled to receive indemnification under this
Article VI (the "Indemnified Party") agrees to give prompt written notice to the party or parties required to provide such indemnification (the "Indemnifying Parties") upon the occurrence of any indemnifiable Loss or the assertion of any claim or the commencement of any action or proceeding in respect of which such a Loss may reasonably be expected to occur (a "Claim"), but the Indemnified Party's failure to give such notice will not affect the obligations of the Indemnifying Party under this Article VI except to the extent that the Indemnifying Party is prejudiced thereby. Such written notice will include a reference to the event or events forming the basis of such Loss or Claim and the amount involved, unless such amount is uncertain or contingent, in which event the Indemnified Party will give a later written notice when the amount becomes fixed.

    6.7 DEFENSE OF CLAIMS. The Indemnifying Party may elect to assume and control the defense of any Claim, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of expenses related thereto, if (a) the Indemnifying Party acknowledges its obligation to indemnify the Indemnified Party for any Losses resulting from such Claim and provides reasonable evidence to the Indemnified Party of its financial ability to satisfy such obligation and (b) the Claim does not seek to impose any liability or obligation on the Indemnified Party other than for money damages. If such conditions are satisfied and the Indemnifying Party elects to assume and control the defense of a Claim, then (i) the Indemnifying Party will not be liable for any settlement of such Claim effected without its consent, which consent will not be unreasonably withheld; (ii) the Indemnifying Party may settle such Claim without the consent of the Indemnified Party; and (iii) the Indemnified Party may employ separate counsel and participate in the defense thereof, but the Indemnified Party will be responsible for the fees and expenses of such counsel unless the Indemnifying Party has failed to adequately assume the defense of such Claim or to employ counsel with respect thereto, in which case the fees and expenses of such separate counsel will be paid by the Indemnifying Party. If such conditions are not satisfied, the Indemnified Party may assume and control the defense of the Claim; provided that the Indemnified Party may not settle any such Claim without the consent of the Indemnifying Party, which consent will not be unreasonably withheld, and the Indemnifying Party will have the right to participate in the defense of the Claim.

    6.8 INSURANCE. The amount of indemnifiable Losses resulting from any Claim shall be net of any amounts recovered by the Indemnified Party under insurance policies in respect of such Claim, and the Indemnified Party will use commercially reasonable efforts to recover any such amounts under its insurance policies. The limitations on the Sellers' indemnification obligations set forth in clauses (ii) and (iii) of Section 6.1 will not be reduced by any Losses recovered by the Buyer Parties under insurance policies.

                                  ARTICLE VII
                           NONCOMPETITION AGREEMENT

    7.1 NONCOMPETITION. For a period of five years following the Closing, none of the Sellers will, directly or indirectly, on its own behalf or as an officer, director, employee, consultant or other agent of, or as a stockholder, partner or other investor in, any Person (other than Buyer or Suiza Foods or its affiliates):

         (a) engage in the business of manufacturing, processing, distributing, marketing or selling dairy products or fruit drinks (the "Business") within the geographic area currently served by the Company as designated in Schedule 7.1 (the "Territory"); provided that a distribution business will not constitute a competing "Business" if at least 80% of the dairy products and fruit drinks being distributed are purchased from Buyer;

         (b) directly or indirectly influence or attempt to influence any customer or potential customer of Buyer located within the Territory to purchase goods or services which are competitive with those presently being offered by the Company from any Person other than Buyer; or

         (c) employ, attempt to employ or solicit for employment in any position related to the conduct of the Business in the Territory any individual who is an employee of Buyer at such time or was an employee of Buyer during the year prior to such time; provided that the foregoing will not apply to any investment in publicly traded securities constituting less than 1% of the outstanding securities in such class.

    7.2 DISPOSAL OF COMPETING INTERESTS. If any of the Sellers becomes aware that a Person in which one of the Sellers has an equity interest (a "Competing Affiliate") is engaged in the Business within the Territory, then the Sellers will promptly (and in any event within three days) notify Buyer of the existence and general scope of such competing activities, and if Buyer becomes aware of such activities by a Competing Affiliate, then Buyer will notify the Sellers of such activities (in either case, such notice is referred to as the "Competition Notice"). Upon delivery of a Competition Notice, the Sellers will have 10 days to cause such Competing Affiliate to cease Business activities within the Territory. If the Competing Affiliate does not cease such activities within such 10 day period, the Sellers will use commercially reasonable efforts to dispose of their equity interests in such Competing Affiliate as soon as reasonably practicable, including by offering such interests to the other owners of the Competing Affiliate. If the Sellers have not disposed of such interests within 60 days after delivery of the Competition Notice, then Buyer will have the option to purchase such interests for an amount equal to five times the earnings before interest, taxes, depreciation and amortization ("EBITDA") of the Competing Affiliate for the twelve full calendar months preceding the date of the Competition Notice, times the percentage of the Competing Affiliate's equity owned by the Sellers. For such purposes, EBITDA will be determined in a manner consistent with the calculation of EBITDA in the written due diligence report concerning the Company that is referenced in Section 6.1. Buyer may exercise its option pursuant to this paragraph by delivering written notice of exercise to the Sellers within 90 days after the date on which such option becomes exercisable, in which case the interests will be transferred at a closing to be held within 60 days after notice of exercise from the Buyer. At the closing, Buyer will deliver the purchase price for such interests, payable in immediately available funds, against delivery by the Sellers of their entire interest in such Competing Affiliate, free and clear of any Liens. If Buyer elects not to exercise its option to acquire the Sellers' interests in a Competing Affiliate, then the Sellers may retain such interests, but if such Competing Affiliate expands the scope of its competing Business activities within the Territory in any material respect following the time of the Competition Notice, then the Sellers will again be required to dispose of, or offer Buyer the opportunity to acquire, the Sellers' interests in such Competing Affiliate pursuant to this paragraph.

    7.3  ENFORCEMENT.

         (a) The Sellers acknowledge and agree that their obligations under this Article VII are a material inducement and condition to Buyer's entering into this Agreement and performing its obligations hereunder and that the restrictions and remedies contained in this Article VII are reasonable as to time, geographic area and scope of activity and do not impose a greater restraint than is necessary to protect the goodwill and other legitimate business interests of Buyer.

         (b) If the provisions of this Article VI are found by a court of competent jurisdiction to contain unreasonable or unnecessary limitations as to time, geographic area or scope of activity, then such court is hereby directed to reform such provisions to the minimum extent necessary to cause the limitations contained therein as to time, geographical area and scope of activity to be reasonable and enforceable.

         (c) The Sellers acknowledge and agree that Buyer would be irreparably harmed by any violation of their obligations under this
    Article VII and that, in addition to all other rights or remedies available at law or in equity, Buyer will be entitled to injunctive and other equitable relief to prevent or enjoin any such violation.

                                 ARTICLE VIII
                                 MISCELLANEOUS

    8.1 TERMINATION. This Agreement and the transactions contemplated hereby may be terminated and abandoned (a) at any time prior to the Closing by mutual written consent of Buyer and the Company; (b) by Buyer if the aggregate Losses that would be reasonably likely to result from all Known Breaches exceed $150,000; or (c) by either Buyer or the Company if the Closing has not occurred by the close of business on December 16, 1996. Any termination pursuant to (c) above shall be without prejudice to any right any party may have against the other for any misrepresentation or breach of warranty or covenant under this Agreement, except that if the Agreement is terminated as a result of a Known Breach, then the Sellers will not have any liability or obligation to Buyer or Suiza Foods with respect to such Known Breach or any such termination.

    8.2 NOTICES. All notices that are required or may be given pursuant to this Agreement must be in writing and delivered personally, by a recognized courier service, by a recognized overnight delivery service, by telecopy or by United States mail, postage prepaid, to the parties at the following addresses (or to the attention of such other person or such other address as any party may provide to the other parties by notice in accordance with this Section 8.2):

    if to Buyer or Suiza Foods:                 with copies to:
    --------------------------                  --------------
    Suiza Foods Corporation                     Hughes & Luce, L.L.P.
    3811 Turtle Creek Boulevard, Suite 1300     1717 Main Street
    Dallas, Texas 75219                         Suite 2800
    Attention: Gregg L. Engles                  Dallas, Texas 75201
    Telecopy: (214) 528-9929                    Attention: William A. McCormack
                                                Telecopy: (214) 939-6100

    if to any Seller:                           with copies to:
    ----------------                            --------------
    Model Dairy, Inc.                           William C. Sanford, Jr.
    500 Gould Street                            100 W. Liberty Street
    Reno, Nevada 89505                          Suite 900
    Attn: James N. Bahan                        Reno, Nevada 89505-3438
    Telecopy: (702) 788-7971                    Telecopy: (702) 322-6644

                                                Mark W. Knobel
                                                Avansino, Melarky, Knobel,
                                                McMullen & Mulligan
                                                165 West Liberty Street
                                                Suite 21D, Wiegand Center
                                                Reno, Nevada 89501
                                                Telecopy: (702) 333-0305

    Any such notice or other communication will be deemed to have been given and received (whether actually received or not) on the day it is personally delivered or delivered by courier or overnight delivery service or sent by telecopy or, if mailed, when actually received.

    8.3 ATTORNEYS' FEES AND COSTS. If attorneys' fees or other costs are incurred to secure performance of any obligations hereunder, or to establish damages for the breach thereof or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party will be entitled to recover reasonable attorneys' fees and costs incurred in connection therewith.

    8.4 NO BROKERS. Each party to this Agreement agrees that it will indemnify and hold harmless the other party against any claim for brokerage and finders' fees or agents' commissions in connection with the negotiation or consummation of the transactions contemplated by this Agreement and against any court costs and reasonable attorneys' fees incurred in connection therewith.

    8.5 COUNTERPARTS. This Agreement may be executed in one or more counterparts for the convenience of the parties hereto, all of which together will constitute one and the same instrument.

    8.6 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any Seller or Buyer without the prior written consent of the other parties; except that Buyer may assign its rights and obligations under this Agreement to any direct or indirect wholly-owned subsidiary of Suiza Foods Corporation. This Agreement is not intended to confer any rights or benefits on any Person other than the parties hereto, except that the Buyer Parties and the Seller Parties are intended beneficiaries of Article VI.

    8.7 ENTIRE AGREEMENT. This Agreement and the related documents contained as Exhibits and Schedules hereto or expressly contemplated hereby contain the entire understanding of the parties relating to the subject matter hereof and supersede all prior written or oral and all contemporaneous oral agreements and understandings relating to the subject matter hereof. This Agreement may not be modified or amended except in writing signed by the party against whom enforcement is sought. All statements of the Sellers contained in the certificates referenced in Sections 5.1(f) and 5.1(g) will constitute representations and warranties of the Sellers under this Agreement. The Exhibits and Schedules to this Agreement are hereby incorporated by reference into and made a part of this Agreement for all purposes. Unless otherwise expressly stated in this Agreement, no right or remedy described or provided in this Agreement is intended to be exclusive or to preclude a party from pursuing other rights and remedies to the extent available under this Agreement, at law or in equity.

    8.8 GOVERNING LAW. This Agreement will be governed by and construed and interpreted in accordance with the substantive laws of the State of Nevada, without giving effect to any conflicts of law rule or principle that might require the application of the laws of another jurisdiction.

    8.9 DISPUTE RESOLUTION. If any dispute arises out of this Agreement or any of the other documents to be delivered hereunder, the parties agree not to commence any lawsuit with respect to such dispute until the following procedures have been completed:

         (a) The party believing a dispute to exist will give the other parties written notice thereof, setting forth in reasonable detail the facts alleged to give rise to such dispute, the relevant contractual provisions, the nature of any claimed default or breach and a statement of the manner in which such party believes the dispute should be resolved.

         (b) Within 20 days after receipt of such notice, each party against whom relief is sought in connection with such dispute will deliver a written response, setting forth in reasonable detail its views of the facts alleged to give rise to such dispute, the relevant contractual provisions, the nature of the claimed default or breach and a statement of the manner in which such party believes the dispute should be resolved.

         (c) If the parties do not agree on the manner in which the dispute should be resolved, they will arrange to hold a meeting within 10 days after delivery of the response. Each party will have in attendance at such meeting a representative. At the meeting (and any adjournments thereof), the parties will negotiate in an attempt to agree as to whether a dispute exists, the exact nature of the dispute and the manner in which the dispute should be resolved. If deemed appropriate by the parties, a professional mediator may be engaged to assist in resolving the dispute. Any resolution of the dispute will be evidenced by a written agreement setting forth in reasonable detail the actions to be taken by each party. If no such written agreement is reached within 20 days after the first meeting, the parties may pursue binding arbitration with respect to such dispute pursuant to Section 8.10.

    8.10 BINDING ARBITRATION. To the extent that the dispute resolution procedures set forth in Section 8.9 are unsuccessful, all claims, disputes and controversies arising out of or relating to this Agreement or any of the other documents to be delivered hereunder, or the performance, breach, validity, interpretation or enforcement thereof, will be resolved by binding arbitration as set forth in this Section.

         (a) A party may initiate arbitration by sending written notice of its intention to arbitrate to the other party and to the American Arbitration Association ("AAA") office located in San Francisco, California (the "Arbitration Notice"). The Arbitration Notice will contain a description of the dispute and the remedy sought. The arbitration will be conducted at the offices of the AAA in San Francisco, California before three independent and impartial arbitrators experienced in legal matters related to the dairy or food distribution industries. Each party will be entitled to select one arbitrator, and the two individuals so selected will select the third arbitrator. In no event may the demand for arbitration be made after the date when the institution of a legal or equitable proceeding based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations.

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

    (b) Except as otherwise specifically provided herein, the arbitration and any discovery conducted in connection therewith will be conducted in accordance with the Commercial Rules of arbitration and procedures established by the AAA in effect at the time of the arbitration, including without limitation the expedited procedures set forth therein (the "AAA Rules"). The arbitrators will deliver their decision in writing, together with a summary of the reasons for their decision, including citations to legal authority to the extent appropriate. The decision of the arbitrators will be final and binding on all parties and their successors and permitted assignees. A judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The parties intend that this agreement to arbitrate be irrevocable.

    (c) The panel of arbitrators will be selected no later than 45 days after the date of the Arbitration Notice. The arbitration hearing will commence no later than three (3) months after the panel of arbitrators is selected. The arbitrators will render their decision no later than 30 days after the close of the hearing, in accordance with AAA Rules.

    (d) The arbitrators' fees and costs will conform to the then current AAA fee schedule and will be borne equally by the parties or as otherwise determined by the arbitrators.

    (e) Notwithstanding the foregoing, to the extent necessary to prevent irreparable harm, any party may commence an action in a court of competent jurisdiction seeking a temporary restraining order, preliminary injunction or other injunctive relief without complying with the dispute resolution or arbitration procedures set forth in Section 8.9 or this Section 8.10.


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                                     32

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                       MODEL DAIRY, INC.,
                                       a Delaware corporation

                                       By:  /s/  Tracy L. Noll
                                          -----------------------------------
                                            Tracy L. Noll,
                                            Vice President


                                       MODEL DAIRY, INC.,
                                       a Nevada corporation

                                       By:  /s/  James N. Bahan
                                          -----------------------------------
                                            James N. Bahan,
                                            President


                                            /s/  James N. Bahan
                                       --------------------------------------
                                            James N. Bahan


                                       J&T PARTNERSHIP

                                       By:  /s/  James N. Bahan
                                          -----------------------------------
                                            James N. Bahan, individually and
                                            as Special Administrator of the
                                            Estate and as Trustee of the Trust,
                                            in their capacities as general
                                            partners


                                       BAHAN & BAHAN

                                       By:  /s/  James N. Bahan
                                          -----------------------------------
                                            James N. Bahan, individually and
                                            as Special Administrator of the
                                            Estate and as Trustee of the Trust,
                                            in their capacities as general
                                            partners

                                       THE THOMAS E. BAHAN TRUST,
                                       DATED AUGUST 19, 1994

                                       By:  /s/  James N. Bahan
                                          -----------------------------------
                                            James N. Bahan, Trustee


                                       THE ESTATE OF THOMAS E. BAHAN

                                       By:  /s/  James N. Bahan
                                          -----------------------------------
                                            James N. Bahan,
                                            Special Administrator


    For value received, the undersigned Suiza Foods hereby agrees to be jointly and severally responsible and liable for the performance of all of the covenants and other obligations of Buyer to the Sellers and the Seller Parties under this Agreement and for any misrepresentation or breach of warranty of Buyer hereunder; provided that such agreement is not intended to confer any rights or benefits on any Person other than the Sellers and the Seller Parties.

                                       SUIZA FOODS CORPORATION,
                                       a Delaware corporation


                                       By:  /s/  Tracy L. Noll
                                          -----------------------------------
                                            Tracy L. Noll,
                                            Vice President

    The undersigned, who is the wife of James N. Bahan, hereby acknowledges that she has read the foregoing Asset Purchase Agreement and that she knows and understands its contents, and she hereby consents to and agrees to be bound by the terms and provisions thereof with respect to any community property or other interest that she may have in the Company or the Assets.


                                            /s/  Mary Ellen Bahan
                                       --------------------------------------
                                            Mary Ellen Bahan

EXHIBITS

A      Escrow Agreement
B      Bahan Agreement
C      Kading Agreement
D      Bill of Sale
E      Real Estate Deed
F      Assignment of Lease
G      Assumption Agreement
H      Assignment and Assumption Agreement for Benefit Plans
I      Closing Certificate
J      Secretary's Certificate
K      Opinion of Company Counsel
L      Opinion of Buyer's Counsel

SCHEDULES

1.2    Excluded Assets
1.8    Allocation of Purchase Price
2.4(a) Assets
2.4(b) Liens
2.6    Contractual and Governmental Consents
2.8(a) Financial Statements
2.8(b) Exceptions to GAAP
2.8(c) Undisclosed Liabilities
2.8(d) Inventory
2.10   Changes Since Latest Balance Sheet Date
2.11   Tax Matters
2.12   Litigation
2.13   Compliance with Laws
2.14   Permits
2.15   Environmental Matters
2.16   Employees
2.17   Employee Benefit Plans
2.19   Material Agreements
2.20   Material Customers
2.22   Subsidiaries and Investments
2.21   Intellectual Property
2.23   Competing Interests
4.1    Capital Expenditures
4.10   Account Receivable Write-offs
4.16   Capurro Improvements
7.1    Territory